UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 15, 2024

IOVANCE BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State of Incorporation)

001-36860	75-3254381
Commission File Number	(I.R.S. Employer Identification No.)

825 Industrial Road, Suite 400
San Carlos, California	94070
(Address of Principal Executive Offices)	(Zip Code)

(650) 260-7120
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.000041666 per share	IOVA	The Nasdaq Stock Market, LLC

Item 1.01.	Entry into a Material Definitive Agreement.

As a result of an increase in remote employees, including in the local Bay Area, and continued efforts to identify cost reduction opportunities, Iovance Biotherapeutics, Inc. (the “Company”) will relocate its offices within the same building of its current San Carlos, California headquarters. As such, on November 15, 2024, the Company entered into a sublease agreement (the “New Headquarters Lease”) with Vaxcyte, Inc. for Suite 100 of 825 Industrial Road, San Carlos, California (the “Building”). Under the New Headquarters Lease, the Company will lease approximately 16,731 rentable square feet of space in the Building (the “Premises”). The New Headquarters Lease is for a term of 24 months, commencing upon delivery of the Premises (the “Commencement Date”), which shall be no later than thirty (30) days after the full execution of the New Headquarters Lease and receipt of the consent thereto of ARE – San Francisco No. 63, LLC, a Delaware limited liability company (the “Landlord”), both of which took place on November 15, 2024. The New Headquarters Lease includes two options to extend the term of the lease for 12 months each, exercisable under certain conditions and at a rate increased by 3% from the applicable monthly base rent as described in the New Headquarters Lease.

Beginning on the Commencement Date, the Company’s monthly base rent under the New Headquarters Lease will be $99,549.53 for the first 12 months of the initial term and $102,535.93 for the second 12 months of the initial term, which represent a significant reduction compared to the original monthly base rent under the Prior Headquarters Lease (as defined below) of $279,540.80 and which such original monthly base rent was also subject to an annual increase of 3%. The Company will also be responsible for paying operating expenses.

The New Headquarters Lease contains customary events of default, representations, warranties, and covenants.

The foregoing description of the New Headquarters Lease does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the New Headquarters Lease to be filed as an exhibit to the Company’s next periodic report filed with the U.S. Securities and Exchange Commission (the “SEC”).

Item 1.02.	Termination of a Material Definitive Agreement.

On November 15, 2024, the Company entered into an Agreement for Termination of Lease and Voluntary Surrender of Premises with the Landlord (the “Termination Agreement”), in connection with the termination of that certain Lease Agreement, dated as of February 8, 2021, with the Landlord (the “Prior Headquarters Lease”) of Suite 400 of the Building (the “Prior Premises”). The Prior Premises consists of 49,918 rentable square feet. Pursuant to the Termination Agreement, the Company and the Landlord agreed to terminate the Prior Headquarters Lease effective as of the earlier of (i) the date the Company vacates and surrenders the Prior Premises in accordance with all the conditions and requirements set forth in the Prior Headquarters Lease; or (ii) 11:59 p.m. Pacific Time on December 31, 2024.

In connection with the termination of the Prior Headquarters Lease, the Company agreed to surrender the Prior Premises and pay a lease modification payment to the Landlord upon mutual execution of the Termination Agreement.

The Prior Headquarters Lease termination is related to continued efforts by the Company to identify cost reduction opportunities. Concurrently with the termination of the Prior Headquarters Lease and the effectiveness of the Termination Agreement, the Company intends to relocate its offices to the Premises, with significantly reduced square footage and ongoing operating costs.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the complete terms and conditions of the Termination Agreement to be filed as an exhibit to the Company’s next periodic report filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2024	Iovance Biotherapeutics, Inc.

	By:	/s/ Frederick G. Vogt
		Name:	Frederick G. Vogt, Ph.D., J.D.
		Title:	Interim CEO and President, and General Counsel